Exhibit 10.5

RIVER FINANCIAL CORPORATION

CHANGE IN CONTROL AGREEMENT

THIS CHANGE IN CONTROL AGREEMENT (“Agreement”) is entered into as of the      day of                     , 2015 (the “Effective Date”), by and between RIVER FINANCIAL CORPORATION, an Alabama corporation with its principal place of business in Prattville, Alabama (the “Company”) and RAY SMITH (the “Executive”).

WHEREAS, the Executive is the President of the Company; and

WHEREAS, the Company recognizes the importance of Executive to the Company’s operations and wishes to protect his position with the Company in the event of a change in control of the Company for the period provided for in this Agreement; and

WHEREAS, Executive and the Board of Directors of the Company desire to enter into an agreement setting forth the terms and conditions of payments due to Executive in the event of a change in control and the related rights and obligations of each of the parties.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is hereby agreed as follows:

1.	Term of Agreement.

(a) The term of this Agreement will begin as of the Effective Date and will continue for thirty-six (36) full calendar months thereafter. On each anniversary of the Effective Date, the Board may extend the term of this Agreement for an additional year such that the remaining term shall be thirty-six (36) months. If a determination is made by the Board that the Executive’s Agreement shall not be extended, then the Board shall provide a notice of non-renewal to Executive that the term of this Agreement will terminate twenty-four (24) months following such Anniversary Date. Notwithstanding the foregoing, in the event of a “Change in Control” as defined herein during the term of this Agreement, this Agreement shall automatically renew for a term of thirty-six (36) months following the effective date of such Change in Control.

(b) Notwithstanding anything in this Agreement to the contrary, this Agreement shall terminate if Executive or the Company terminates Executive’s employment prior to a Change in Control.

2.	Change in Control.

For purposes of this Agreement, a “Change in Control” shall be deemed to occur on the earliest of the date that:

(a) There occurs a “Change in Control” of the Company, as defined or determined by either the Company’s primary federal regulator or under regulations promulgated by such regulator;

(b) As a result of, or in connection with, any merger or other business combination, sale of assets or contested election, wherein the persons who were non-employee directors of the Company before such transaction or event cease to constitute a majority of the Board of Directors of the Company or any successor to the Company;

(c) The Company transfers all or substantially all of its assets to another corporation or entity which is not an affiliate of the Company;

(d) The Company is merged or consolidated with another corporation or entity and, as a result of such merger or consolidation, less than sixty percent (60%) of the equity interest in the surviving or resulting corporation is owned by the former shareholders or depositors of the Company; or

(e) The Company sells or transfers more than a fifty percent (50%) equity interest in the Company to another person or entity which is not an affiliate of the Company, excluding a sale or transfer to a person or persons who are employed by the Company.

3.	Change in Control Benefits.

(a) Upon the occurrence of a Change in Control, Executive shall receive:

(i)	a lump sum cash payment equal to 2.99 times the Executive’s “Base Amount” as defined in Section 280G of the Internal Revenue Code, subject to applicable withholding taxes, payable in a single lump sum payment on the effective date of or within ten (10) calendar days following the Change in Control and

(ii)	(if in the event the Executive’s employment is also terminated at the effective date of or within three years following the Change in Control, the Company will continue to provide Executive and the Executive’s dependents with life insurance, non-taxable medical, vision, and dental coverage substantially comparable (and on substantially the same terms and conditions) to the coverage maintained by the Company for Executive prior to Executive’s termination of employment. Such coverage shall cease upon the expiration of thirty-six (36) full calendar months after Executive’s termination. Notwithstanding anything herein to the contrary, if as the result of any change in, or interpretation of, the laws applicable to the payments or provisions of benefits hereunder, such payments or provisions are deemed illegal or subject to excise taxes or penalties, then the Company shall, to the extent permitted under such laws, pay to the Executive a cash lump sum payment reasonably estimated to be equal to the amount of benefits (or the remainder of such amount) that Executive is no longer permitted to receive in kind. Such lump sum payment shall be required to be made within ten (10) days following Executive’s termination of employment or, if later, the determination that the payment or provision of such benefits would subject the Company to excise taxes or penalties, whichever is later.

(b) Executive shall not have the right to receive termination benefits pursuant to Section 3 hereof upon termination for Cause. The term “Cause” shall mean: (i) a material act of dishonesty in performing Executive’s duties on behalf of the Company or incompetence in the performance of such duties; (ii) willful misconduct that in the judgment of the Board will likely cause economic damage to the Company or injury to the business reputation of the Company; (iii) a breach of fiduciary duty involving personal profit; (iv) the willful violation of any law, rule or regulation (other than traffic violations or similar offenses) that reflect adversely on the reputation of the Company, any felony conviction, any violation of law involving moral turpitude, or any violation of a final cease-and-desist order; or (vi) material breach by Executive of any provision of this Agreement.

4.	Notice of Termination.

(a) Any purported termination by the Company or by Executive shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

(b) “Date of Termination” shall mean the date specified in the Notice of Termination (which, in the case of a termination for Cause, shall not be less than thirty (30) days from the date such Notice of Termination is given).

5.	Source of Payments.

All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Company.

6.	Effect on Prior Agreements and Existing Benefit Plans.

This Agreement contains the entire understanding between the parties hereto and supersedes any prior agreement between the Company and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement. Nothing in this Agreement shall confer upon Executive the right to continue in the employ of the Company or shall impose on the Company any obligation to employ or retain Executive in its employ for any period.

7.	No Attachment.

(a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void and of no effect.

(b) This Agreement shall be binding upon, and inure to the benefit of, Executive, the Company and their respective successors and assigns.

8.	Modification and Waiver.

(a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

9.	Severability.

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

10.	Headings for Reference Only.

The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement. In addition, references herein to the masculine shall apply to both the masculine and the feminine.

11.	Governing Law.

Except to the extent preempted by federal law, the validity, interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Alabama, without regard to principles of conflicts of law of the State of Alabama.

12.	Arbitration.

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in a location selected by Executive within fifty (50) miles from the location of the Company’s principal office, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

13.	Payment of Legal Fees.

All reasonable legal fees paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Company, only if Executive is successful pursuant to a legal judgment, arbitration or settlement, and such payment shall occur no later than sixty (60) days after the end of the year in which the dispute is settled or resolved in Executive’s favor, and such reimbursement shall occur no later than sixty (60) days after the end of the year in which the dispute is settled or resolved in Executive’s favor.

14.	Successors to the Company.

The Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business or assets of the Company, expressly and unconditionally to assume and agree to perform the Company’s obligations under this Agreement, in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place.

15.	Miscellaneous.

(a) The Company may terminate Executive’s employment at any time, but any termination by the Company, other than termination for Cause, shall not prejudice Executive’s right to receive compensation or other benefits under this Agreement. Executive shall not have the right to receive compensation or other benefits for any period after termination for Cause as defined in Section 7 of this Agreement.

(b) Any payments made to Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon compliance with 12 U.S.C. §1828(k) and 12 C.F.R. §545.121 and any rules and regulations promulgated thereunder.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

RIVER FINANCIAL CORPORATION

BY:

EXECUTIVE

BY:
Ray Smith